UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: July 15, 2015
(Date of earliest event reported)

Texas Rare Earth Resources Corp.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-53482 (Commission File Number)	87-0294969 (IRS Employer Identification No.)

539 El Paso Street Sierra Blanca, TX (Address of principal executive offices)	79851 (Zip Code)

Registrant’s telephone number, including area code:   (915) 369-2133

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Definitive Material Agreement

On July 15, 2015, Texas Rare Earth Resources Corp. (the “Company”) entered into an operating agreement (“Operating Agreement”) with K-Technologies, Inc., a Florida corporation (“K-Tech”), to form a joint venture company, ReeTech, LLC, a Delaware limited liability company (the “ReeTech”), for the purposes of developing, refining and marketing K-Tech’s Continuous Ion Exchange (“CIX”) and Continuous Ion Chromatography (“CIC”) technology as it applies to the extraction of rare earth elements (REE) from native ores and other related products of value (the “Technology”). Pursuant to the Operating Agreement, K-Tech holds an initial interest of 97.21% of ReeTech for the contribution of the Technology pursuant to a license to ReeTech (the “ReeTech License”), as more fully described below and the Company holds an initial interest of 2.79% pursuant to its contribution of cash payment of $391,000 to the prior development of the contributed Technology for the purposes of the joint venture.

The Company has the ability to earn a 49.9% interest in ReeTech by contributing up to $7.0 million in cash contributions upon the satisfaction of certain development milestones of the Technology by ReeTech. The development milestones are set forth on Schedule E and are divided in to two phases.  Phase one covers development of the technology from bench scale testing (milestone 1), to pilot plant testing (milestone two) and to a feasibility study report (milestone three).  If any of the development milestones of phase one are not met, then the Company is not obligated to make any further capital contributions.  Phase one contemplates an aggregate capital contribution by the Company of $2 million. Phase 2 relates to the construction of a processing plant at the Company’s Round Top project and contemplates a capital contribution by the Company of $5 million.

ReeTech is governed by a board of managers comprised of three managers: one manager appointed by the Company, one manager appointed by K-Tech and one manager appointed by mutual agreement of the Company and K-Tech. The three manager board will make decisions related to the development and marketing of the Technology and may determine to appoint officer of ReeTech to carry out the day to day operations of ReeTech.

Under the Operating Agreement, certain actions of the managers and the members may not be taken without the unanimous approval of the members, including, but not limited to: admitting additional members, issuing additional interests in ReeTech, amending the Articles of Organization or the Operating Agreement, undertaking any reorganization or bankruptcy proceeding, enter into any loan capital arrangements, apply for the listing of the equity or debt capital on a regulated market, enter into certain business combination type transactions, engage in any business outside that set forth in the Operating Agreement, sell or dispose of all or substantially all of the assets of ReeTech, grant rights in relation to the Technology, or relinquish the licenses granted to ReeTech by K-Tech or by ReeTech to the Company.

The Operating Agreement contains certain uncoupling procedures that may be implemented by a member of ReeTech under certain “deadlock” circumstances as set forth in the Operating Agreement.  Upon implementation of uncoupling procedures, the initiating member can propose a price at which it is willing to either buy all the membership interests of the other member or sell all its membership interests to the other member.  The other member then has the option to either buy the initiating member’s interests at that price or sell its interests to the initiating member at that price.  No member may initiate uncoupling procedures with 18 months of the effective date of the Operating Agreement.

The Operating Agreement also contains ordinary provisions related to the meetings of the managers, meetings of the members, duties of officers, admission of new members, indemnification of managers and officers, transfers of membership interests, and financial and tax matters.

In connection with the execution of the Operating Agreement, K-Tech granted to ReeTech the ReeTech License.  The ReeTech License is a perpetual license regarding the Technology within the field of use of the primary extraction/impurity rejection; group separation of rare earth categories; and further separation and purification for the production of individual purified rare earths or mixed purified rare earth oxides or carbonates, as well as other products of value, including but not limited to any type of species of value derived from rare earth mining and/or beneficiation operations that are generally subjected to acid, alkali, or alkaline leaching.
In connection with the execution of the Operating Agreement, ReeTech granted to the Company a perpetual license to use the Technology within the field of use of the ReeTech License for the development and operation of the Company’s projects, including the Company’s Round Top project (“TRER License”). Use of the TRER License granted to the Company is contingent upon the Company paying to ReeTech a one-time fee of $5 million at startup of the initial processing plant.

The above summary of the material terms of the Operating Agreement, the ReeTech License and the TRER License are qualified in their entirety by the full terms of each agreement which are filed herewith as exhibits 10.1, 10.2 and 10.3 respectively and are hereby

Item 9.01. Financial Statements and Exhibits

Exhibit Number	Description
10.1	ReeTech Operating Agreement
10.2	ReeTech License, filed as Exhibit A to the Operating Agreement
10.3	TRER License, filed as Exhibit B to the Operating Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEXAS RARE EARTH RESOURCES CORP.

DATE: July 21, 2015	By:	/s/ Daniel Gorski
Daniel Gorski Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	ReeTech Operating Agreement
10.2	ReeTech License, filed as Exhibit A to the Operating Agreement
10.3	TRER License, filed as Exhibit B to the Operating Agreement